Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Brinlea Johnson

212-551-1453

brinlea@blueshirtgroup.com

drugstore.com Reports Record Fourth Quarter and Full Year 2010 Revenues

BELLEVUE, Wash., February 8, 2011 — drugstore.com, inc. (NASDAQ: DSCM), a leading online retailer of health, beauty, clinical skincare, and vision products, today announced its financial results for the fourth quarter and fiscal year ended January 2, 2011.

In the fourth quarter of 2010, drugstore.com’s quarterly net sales increased to $123.6 million, up 23%1 on an adjusted growth rate from $108.6 million in the prior year period. The Company reported a net loss of $663,000 and a net loss per share of $0.01. This is an improvement from a net loss of $1.6 million and a net loss per share of $0.02 reported in the same period of the prior year.

The Company reported $5.0 million of adjusted EBITDA and $4.2 million of ongoing adjusted EBITDA in the fourth quarter of 2010, as compared to $3.5 million of adjusted EBITDA and $4.2 million of ongoing adjusted EBITDA for the same period of the prior year. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, adjusted to exclude the impact of stock-based compensation expense. Ongoing adjusted EBITDA, also a non-GAAP financial measure, is defined as adjusted EBITDA excluding the impact of expenses or income from discontinued operations, certain legal actions, settlements and related costs outside our normal course of business, restructuring and severance costs, impairment charges, and certain other one-time charges and credits each of which is specifically identified.

For the fiscal year 2010, the Company reported net sales of $456.5 million, up 24%1 on an adjusted basis over fiscal year 2009. The Company reported a net loss of $3.6 million in 2010, adjusted EBITDA of $20.0 million, and ongoing adjusted EBITDA of $16.3 million for 2010. Additionally, the Company reported free cash flow of $4.4 million for 2010 compared to $1.4 million for 2009.

“We are pleased with our revenue growth in the fourth quarter in a highly competitive environment, as our holiday sales outpaced eCommerce growth for the quarter,” said Dawn Lepore, chief executive officer and chairman of the board of drugstore.com, inc. “While gross margins were impacted by product mix and holiday promotions, total orders excluding partnerships increased over 17%1 from the prior year period. For the quarter, we reported OTC sales up 24%1, as adjusted, including a strong performance from SkinStore.com, which contributed to total beauty growth of 56%1, as adjusted. Additionally, this

[1]

drugstore.com, inc. operates on a 52/53-week retail calendar year, with each quarter in a 52-week fiscal year representing a 13-week period. Fiscal year 2009 was a 53-week fiscal year, with the fourth quarter representing a 14-week period, while fiscal year 2010 was a 52-week fiscal year, with the fourth quarter representing a 13- week period. The extra week in the fourth quarter of 2009 affects year-over-year comparisons for both the fourth quarter and full year. To make results comparable on a 52-week basis for the purpose of presenting growth rates, each fourth quarter 2009 result presented here for which the Company presents a growth rate comparison has been multiplied by a fraction of 13/14 and each full year growth rate has been computed by multiplying the full year 2009 result by a fraction of 52/53.

quarter, we accelerated the growth of our vision business, up 14%1 on a comparable basis over the prior year period, and recently launched two branded sites, PearleVision Contacts and LensCraftersContacts, for Luxottica.”

"During 2010, we made important strategic progress, achieving our targets for OTC and total beauty growth, and, even more importantly, laying the groundwork to deliver significant growth to both our top and bottom lines. Through the sale of our pharmacy assets to BioScrip Pharmacy Services and the acquisition of SkinStore.com, we have refocused the business on our faster growing OTC and vision segments and have a clear plan of how to succeed in these markets. I am confident that the improvements we have made to our site, the extensive testing we conducted on new product offerings, and the important investments we made this year position us for a strong 2011,” concluded Ms. Lepore.

Outlook for First Quarter of 2011

For the first quarter of 2011, the Company is targeting net sales in the range of $123 million to $126 million, net loss in the range of $700,000 to $2.5 million, adjusted EBITDA in the range of $2.7 million to $4.3 million, and ongoing adjusted EBITDA in the range of $2.0 million to $3.5 million.

Financial and Operational Highlights for the Fourth Quarter of 2010

(All comparisons are made to the fourth quarter of 2009 and reflect the reporting of the mail-order pharmacy businesses as discontinued operations. All net sales, order and customer growth rates are adjusted to take into account the extra week in fiscal year 2009 as described in footnote 1, unless otherwise noted.)

Key Financial Highlights:

•	Total contribution margin dollars increased by 4% to $25.4 million.

•	Total orders, excluding partnership orders, grew by 17%[1] to 1.7 million (9% unadjusted) and contribution margin dollars per order were approximately $14.

•	Gross margins were 28.5%

•	Cash provided by operations during the quarter was $4.3 million, a $2.1 million improvement from the prior year period.

•	Cash, cash equivalents, and marketable securities were $33.5 million at quarter end.

Net Sales Summary:

•	Total net sales increased 23%[1] to $123.6 million (14% unadjusted).

•	OTC net sales grew 24%[1] to $106.2 million (15% unadjusted), with total beauty growth, including Salu, Inc., of 56%[1] and Beauty.com growth of approximately 10%[1] (45% and 2% unadjusted).

•	Vision net sales were up 14%[1] to $17.4 million (6% unadjusted).

•	Average net sales per order increased to $66. Average net sales per order for OTC increased approximately 7% year-over-year to $62, and for Vision average net sales per order were $121.

•	Net sales from repeat customers represented 69% of net sales.

Key Customer Milestones:

•	We served approximately 533,000 new customers, excluding our strategic partnerships, during the quarter, up 15%[1] (7% unadjusted) over the same period in the prior year.

•	Marketing and sales expense per new customer was $22.50.

Conference Call

Investors, analysts, and other interested parties are invited to join the drugstore.com, inc. quarterly conference call on February 8, 2011 at 5:00 p.m. ET (2:00 p.m. PT). To participate, callers should dial 1- 877-941-8418 (international callers should dial1- 480-629-9809) five minutes beforehand. Investors may also listen to the conference call live and view the financial slides at http://investor.drugstore.com/, by clicking on the "audio" hyperlink. A replay of the call will be available through February 13, 2011 at 11:59 p.m. ET (8:59 p.m. PT) by dialing 800-406-7325and enter passcode 4379012# and international parties should call 1- 303-590-3030and enter passcode 4402511# beginning two hours after completion of the call.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com, inc. uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets, adjusted to exclude the impact of stock-based compensation expense. The Company also uses the non-GAAP measure of ongoing adjusted EBITDA, defined as adjusted EBITDA excluding the impact of expenses or income from discontinued operations, certain legal actions, settlements and related costs outside our normal course of business, restructuring and severance costs, impairment charges, and certain other one-time charges and credits specifically identified in the non-GAAP reconciliation included with the financial schedules in this release. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's current financial performance. Management believes that adjusted EBITDA and ongoing adjusted EBITDA, as defined, provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company's core operating results. In addition, because drugstore.com, inc. has historically provided adjusted EBITDA and ongoing adjusted EBITDA measures to investors, management believes that including adjusted EBITDA and ongoing adjusted EBITDA measures provides consistency in the Company's financial reporting. However, adjusted EBITDA and ongoing adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity. Although adjusted EBITDA and ongoing adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net income/loss is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA and ongoing adjusted EBITDA. A reconciliation of adjusted EBITDA and ongoing adjusted EBITDA to net income/loss is included with the financial statements attached to this release.

In addition, the Company uses the non-GAAP measure of free cash flow, defined as net cash provided by (used in) operating activities plus proceeds from the sale of discontinued operations less purchases of fixed assets as disclosed on our consolidated statements of cash flows. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to service debt obligations, make investments, fund acquisitions and for certain other activities. Free cash flow is not a measure determined in accordance with GAAP and may not be defined or calculated by other companies in the same manner. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts payable, including inventory purchases, and accounts receivable. Since free cash flow includes investments in operating assets, management believes this non-GAAP liquidity metric is useful in addition to the most directly comparable GAAP measure of net cash provided by (used in) operating activities, and should not be used as a substitute for it or any other measure determined in accordance with GAAP. A reconciliation of free cash flow to net cash provided by operating activities is included with the supplemental financial schedules attached to this release.

The Company also uses the non-GAAP measure of core OTC, defined as sales generated through our OTC segment less sales generated through our partnerships with Medco Health Solutions, Inc. and Rite Aid Corporation. This non-GAAP measure is provided to enhance the user's overall understanding of the Company's financial performance in the OTC segment, excluding the partnerships. Management believes that this reporting metric provides useful information to the Company and to investors by providing the Company's core operating results in the OTC segment without the impact of the partnerships. By excluding partnership sales from OTC sales data, the Company can more effectively assess the buying behavior of, and the Company's financial performance with respect to, its own core OTC customers. However, this non-GAAP measure should not be considered in isolation, or as a substitute for, or as superior to, OTC segment sales data prepared in accordance with GAAP, or as a measure of the Company's overall performance in the OTC segment. OTC segment sales measures are the closest financial measures prepared by the Company in accordance with GAAP in terms of comparability to OTC segment sales measures that exclude partnership sales.

About drugstore.com, inc.

drugstore.com, inc. (Nasdaq:DSCM) is a leading online retailer of health, beauty, clinical skincare, and vision products. Our portfolio of brands includes: drugstore.com™, Beauty.com™, SkinStore.com™, and VisionDirect.com™. All provide a convenient, private, and informative shopping experience, while offering a wide assortment of more than 55,000 non-prescription products at competitive prices.

The drugstore.com pharmacy service, in association with BioScrip Pharmacy Services, Inc., is certified by the National Association of Boards of Pharmacy (NABP) as a Verified Internet Pharmacy Practice Site (VIPPS) and complies with federal and state laws and regulations in the United States.

The drugstore.com logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6419

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com, inc. Words such as “will,” "target," "believe," "may," “plan,” "expectations," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: the risk that anticipated synergies and opportunities as a result of the Salu transaction or the benefits of our BioScrip arrangement will not be realized; difficulty or unanticipated expenses in connection with integrating Salu into drugstore.com or integrating our systems with BioScrip’s; the risk that any new or acquired business(es) does not perform as planned; effects of changes in the economy; changes in consumer spending and consumer trends; fluctuations in the stock market; changes affecting the Internet, online retailing, and advertising; difficulties establishing our brand and building a critical mass of customers; the unpredictability of future revenues, expenses, and potential fluctuations in revenues and operating results; risks related to business combinations and strategic alliances; possible tax liabilities relating to the collection of sales tax; the level of competition; seasonality; the timing and success of expansion efforts; changes in senior management; risks related to systems interruptions; possible changes in governmental regulation; possible increases in the price of fuel used in the transportation of packages, or other energy products; and the Company’s ability to manage multiple growing businesses. Additional information regarding factors that potentially could affect the business, financial condition, and operating results of drugstore.com, inc. is included in the Company's periodic filings with the SEC on Forms 10-K, 10-Q, and 8-K. drugstore.com, inc. expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

drugstore.com, inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010
Net sales	$123,636	$108,590	$456,507	$375,574

Costs and expenses: (1) (2)
Cost of sales	88,393	75,847	322,011	263,350
Fulfillment and order processing	13,142	11,751	49,604	41,891
Marketing and sales	12,117	10,760	46,550	37,727
Technology and content	7,061	6,639	27,303	24,864
General and administrative	3,995	5,854	20,221	17,642

Total costs and expenses	124,708	110,851	465,689	385,474

Operating loss	(1,072)	(2,261)	(9,182)	(9,900)

Interest income (expense), net	(143)	8	(432)	46

Loss from continuing operations	(1,215)	(2,253)	(9,614)	(9,854)
Gain from discontinued operations:
Local pick-up pharmacy segment	—	—	—	5,946
Mail order pharmacy segment	552	630	6,064	2,531

	552	630	6,064	8,477

Net loss	$(663)	$(1,623)	$(3,550)	$(1,377)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.01)

Weighted average shares used in computation of:
Basic net loss per share	103,406,014	97,390,984	102,217,033	96,950,189

Diluted net loss per share	103,406,014	97,390,984	102,217,033	96,950,189

(1) Set forth below are the amounts of stock-based compensation by operating function recorded in the Statements of Operations:
Fulfillment and order processing	$195	$164	$949	$512
Marketing and sales	448	537	2,158	1,576
Technology and content	281	346	1,588	1,102
General and administrative	678	852	4,254	2,210

	$1,602	$1,899	$8,949	$5,400

(2) Set forth below are the amounts of depreciation by operating function recorded in the Statements of Operations:
Fulfillment and order processing	$618	$667	$2,504	$2,908
Marketing and sales	—	1	2	4
Technology and content	2,764	2,398	10,365	9,254
General and administrative	119	111	489	444
Gain from discontinued mail order pharmacy segment	267	18	373	72

	$3,768	$3,195	$13,733	$12,682

SUPPLEMENTAL INFORMATION: Gross Profit and Gross Margin Information:

	Three Months Ended		Twelve Months Ended
(In thousands, unless otherwise indicated)	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
Net sales	$123,636	$108,590	$456,507	$375,574
Cost of sales	88,393	75,847	322,011	263,350

Gross profit	$35,243	$32,743	$134,496	$112,224

Gross margin	28.5%	30.2%	29.5%	29.9%

SUPPLEMENTAL INFORMATION: Segment Information (see Note 3 below):

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010
Net sales:
Over-the-Counter (OTC)	$106,205	$92,119	$385,234	$306,854
Vision	17,431	16,471	71,273	68,720

	$123,636	$108,590	$456,507	$375,574

Cost of sales:
OTC	$75,454	$63,140	$267,681	$210,456
Vision	12,939	12,707	54,330	52,894

	$88,393	$75,847	$322,011	$263,350

Gross profit:
OTC	$30,751	$28,979	117,553	96,398
Vision	4,492	3,764	16,943	15,826

	$35,243	$32,743	$134,496	$112,224

Gross margin:
OTC	29.0%	31.5%	30.5%	31.4%
Vision	25.8%	22.9%	23.8%	23.0%

	28.5%	30.2%	29.5%	29.9%

Variable order costs (3):
OTC	$8,947	$7,545	$32,851	$26,528
Vision	854	824	3,343	3,172

	$9,801	$8,369	36,194	29,700

Contribution margin:
OTC	$21,804	$21,434	$84,702	$69,870
Vision	3,638	2,940	13,600	12,654

	$25,442	$24,374	$98,302	$82,524

NOTE 3: We define variable order costs as the incremental (variable) costs of fulfilling, processing, and delivering the order (labor, packaging supplies, and credit card fees that are variable based on sales volume). In the second quarter of 2010, our chief operating decision makers modified our definition of variable order costs to exclude partnership-related royalty costs, which are considered marketing costs, in order to better assess the performance of our OTC segment contribution margin excluding these costs. Partnership-related royalty costs of $660,000, as previously reported in the first quarter of 2010, were excluded from the twelve-month period ended January 2, 2011, and partnership-related royalty costs of $823,000 and $1.2 million were excluded from the three- and twelve month periods ended January 3, 2010, respectively.

SUPPLEMENTAL INFORMATION: Reconciliation of OTC net sales, cost of sales, gross profit, gross margin, variable order costs, and contribution margin to Core OTC net sales, cost of sales, gross profit, gross margin, variable order costs and contribution margin (See Note 5 below):

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010
	(In thousands)
Over-the-Counter (OTC):
Net sales	$106,205	$92,119	$385,234	$306,854
Less: Partnerships	5,342	5,409	18,950	8,853

Core OTC net sales	$100,863	$86,710	$366,284	$298,001

Cost of sales	$75,454	$63,140	$267,681	$210,456
Less: Partnerships	4,406	3,961	14,768	6,403

Core OTC cost of sales	$71,048	$59,179	$252,913	$204,053

Gross profit	$30,751	$28,979	117,553	96,398
Less: Partnerships	936	1,448	4,182	2,450

Core OTC gross profit	$29,815	$27,531	$113,371	$93,948

Gross margin	29.0%	31.5%	30.5%	31.4%
Partnerships	17.5%	26.8%	22.1%	27.7%

Core OTC gross margin	29.6%	31.8%	31.0%	31.5%

Variable order costs	$8,947	$7,545	32,851	26,528
Less: Partnerships	476	471	1,798	815

Core OTC variable order costs	$8,471	$7,074	$31,053	$25,713

Contribution margin	$21,804	$21,434	84,702	69,870
Less: Partnerships	460	977	2,384	1,635

Core OTC contribution margin	$21,344	$20,457	$82,318	$68,235

NOTE 5: Supplemental information related to the Company's Core OTC net sales, cost of sales, gross profit, and gross margin for the three-and-twelve months ended January 2, 2011 January 3, 2010 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. As disclosed in Note 3, we changed our definition of variable order costs to exclude royalty costs. Accordingly, all previously reported royalties have been excluded from variable costs in the three- and twelve month periods ended January 2, 2011 and January 3, 2010. In August 2010, we entered into an amended web store hosting and fulfillment agreement with Medco, extending the agreement through 2018. Under the amended agreement, we will earn a fixed fee on orders generated through the Medco-branded online store, and Medco will reimburse us for the cost of products sold and the variable costs to fulfill each order.

SUPPLEMENTAL INFORMATION: Reconciliation of Net Loss to Adjusted EBITDA (See Note 6 below):

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
(In thousands, unless otherwise indicated)	2011	2010	2011	2010
Net loss	$(663)	$(1,623)	$(3,550)	$(1,377)
Amortization of intangible assets	129	28	434	477
Stock-based compensation	1,602	1,899	8,949	5,400
Depreciation	3,768	3,195	13,733	12,682
Interest (income) expense, net	143	(8)	432	(46)

Adjusted EBITDA	$4,979	$3,491	$19,998	$17,136

NOTE 6: Supplemental information related to the Company's adjusted EBITDA for the three-and-twelve months ended January 2, 2011 and January 3, 2010 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization of intangible asssets, adjusted to exclude the impact of stock-based compensation expense.

SUPPLEMENTAL INFORMATION: Reconciliation of Adjusted EBITDA to Ongoing Adjusted EBITDA (See Note 7 below):

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
(In thousands, unless otherwise indicated)	2011	2010	2011	2010
Adjusted EBITDA	$4,979	$3,491	$19,998	$17,136
Less: Proceeds from sale of LPU	—	—	—	(5,946)
Less: Discontinued Rx mail operations	(819)	(648)	(6,437)	(2,603)
Less: Litigation related settlements	—	—	—	(725)
Add: Vision migration one-time charges	—	—	650	—
Add: Salu and Luxottica transaction and integration related costs	—	1,400	2,130	1,400

Ongoing Adjusted EBITDA	$4,160	$4,243	$16,341	$9,262

NOTE 7: Supplemental information related to the Company's ongoing adjusted EBITDA for the three-and-twelve months ended January 2, 2011 and January 3, 2010 is presented for informational purposes only and is not prepared in accordance with generally accepted accounting principles. Ongoing adjusted EBITDA is defined as adjusted EBITDA excluding the impact of expenses or income from discontinued operations, certain legal actions, settlements and related costs outside our normal course of business, restructuring and severance costs, impairment charges, and certain other specifically identified one-time charges and credits.

SUPPLEMENTAL INFORMATION: Reconciliation of Forecasted Q1 2011 Net Loss to Adjusted EBITDA and Ongoing Adjusted

EBITDA Range (See Note 8 below):

	Three Months Ended
Range Calculated As:	April 3, 2011
(In thousands, unless otherwise indicated)	Range High	Range Low

Net loss	$(700)	$(2,500)
Amortization of intangible assets	135	135
Stock-based compensation	1,500	1,600
Depreciation	3,200	3,300
Interest expense, net	165	165

Adjusted EBITDA	$4,300	$2,700

Less: Discontinued Rx mail operations	(800)	(700)
Ongoing Adjusted EBITDA	$3,500	$2,000

NOTE 8: Supplemental information related to the Company's forecasted net loss and adjusted EBITDA for the three months ended April 3, 2011 includes the gain on sale of our mail-order pharmacy segment to Bioscrip, Inc. which closed in July 2010.

SUPPLEMENTAL INFORMATION: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

	Three Months Ended		Trailing Twelve Months Ended
(In thousands, unless otherwise indicated)	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
Net cash provided by operating activities	$4,330	$2,197	$13,566	$3,800
Add: Proceeds from sale of discontinued operations	—	—	4,969	5,946
Less: Purchases of fixed assets	(4,133)	(2,511)	(14,092)	(8,323)

Free Cash Flow	$197	$(314)	$4,443	$1,423

drugstore.com, inc.

Consolidated Balance Sheets

(in thousands, except share data)

	January 2, 2011	January 3, 2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$20,437	$22,175
Marketable securities	13,094	14,678
Accounts receivable, net of allowances	13,916	13,275
Inventories	48,977	39,300
Other current assets	3,701	2,406
Assets of discontinued operations	2,440	2,832

Total current assets	102,565	94,666

Fixed assets, net	25,181	24,104
Other intangible assets, net	14,503	3,398
Goodwill	57,593	32,202
Other long-term assets	530	159

Total assets	$200,372	$154,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,540	$34,408
Accrued compensation	3,433	5,707
Accrued marketing expenses	4,108	5,247
Other current liabilities	2,397	1,542
Current portion of long-term debt	13,567	195
Liabilities of discontinued operations	—	4,581

Total current liabilities	73,045	51,680

Long-term debt, less current portion	999	3,011
Deferred income taxes	4,079	959
Other long-term liabilities	920	1,213

Stockholders’ equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares - 250,000,000
Issued shares - 106,108,096 and 100,362,285
Outstanding shares - 105,897,847 and 100,256,729 as of January 2, 2011 and January 3, 2010, respectively	896,534	869,146
Treasury stock - 210,249 and 105,556 shares as of January 2, 2011 and January 3, 2010, respectively	(344)	(151)
Accumulated other comprehensive loss	(80)	(98)
Accumulated deficit	(774,781)	(771,231)

Total stockholders’ equity	121,329	97,666

Total liabilities and stockholders’ equity	$200,372	$154,529

drugstore.com, inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Twelve Months Ended
	January 2, 2011	January 3, 2010	January 2, 2011	January 3, 2010
	(unaudited)
Operating activities:
Net loss	$(663)	$(1,623)	$(3,550)	$(1,377)
Less gain from discontinued operations	552	630	6,064	8,477

Loss from continuing operations	$(1,215)	$(2,253)	$(9,614)	$(9,854)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	3,768	3,195	13,733	12,682
Amortization of intangible assets	129	28	434	477
Stock-based compensation	1,602	1,899	8,949	5,400
Other, net	(9)	(18)	57	(33)
Changes in, net of acquisitions:
Accounts receivable	(1,476)	(4,138)	445	(5,448)
Inventories	(6,671)	(7,688)	(5,157)	(7,733)
Other assets	539	333	(784)	(348)
Accounts payable, accrued expenses and other liabilities	8,584	10,361	7,897	7,237

Net cash provided by continuing operations	5,251	1,719	15,960	2,380
Net cash provided by (used in) discontinued operations	(921)	478	(2,394)	1,420

Net cash provided by operating activities	4,330	2,197	13,566	3,800

Investing activities:
Purchases of marketable securities	(6,897)	(2,772)	(22,358)	(15,910)
Sales and maturities of marketable securities	7,625	4,081	23,911	14,130
Proceeds from the sale of discontinued operations	—	—	4,969	5,946
Purchases of fixed assets	(4,122)	(2,511)	(13,019)	(8,323)
Purchase of Salu, less cash acquired	—	—	(17,977)	—
Purchases of intangible assets	(35)	—	(64)	(145)

Net cash used in continuing investing activities	(3,429)	(1,202)	(24,538)	(4,302)
Net cash used in discontinued investing activities	(11)	—	(1,073)	—

Net cash used in investing activities	(3,440)	(1,202)	(25,611)	(4,302)

Financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	(134)	119	820	216
Borrowings on line of credit	—	—	10,000	2,986
Principal payments on debt obligations	(155)	(285)	(320)	(5,571)
Purchases of treasury stock	(193)	—	(193)	(151)

Net cash provided by (used in) financing activities	(482)	(166)	10,307	(2,520)

Net increase (decrease) in cash and cash equivalents	408	829	(1,738)	(3,022)
Cash and cash equivalents, beginning of period	20,029	21,346	22,175	25,197

Cash and cash equivalents, end of period	$20,437	$22,175	$20,437	$22,175

Non-cash activities:
Common stock issued for purchase of Salu	$—	$—	$17,271	$—
Equipment and maintenance acquired under capital leases	$—	$39	$1,680	$226